Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-173503
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
7.00% Class Z Cumulative Preferred Stock
(Liquidation Preference $25.00 per share)
This issuer free writing prospectus is being filed pursuant to Rule 433 under the Securities Act of 1933, as amended, and relates to the preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) filed by Apartment Investment and Management Company (the “Company”) with the Securities and Exchange Commission on July 19, 2011 and the Company’s Registration Statement No. 333-173503.
Removal of Minimum Condition
The Preliminary Prospectus Supplement provided that the Company will not consummate this offering unless the Company sells a minimum of 1,000,000 shares of Class Z Cumulative Preferred Stock. The Company has removed this minimum condition to consummation of this offering.
The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling McNicoll Lewis & Vlak LLC at (212) 542-5882.